Exhibit 99.1
PRESS RELEASE
For Immediate Release
American Casino & Entertainment Properties, LLC and ACEP Finance Corp. Pricing of $375 Million of Senior Secured Notes
LAS VEGAS, Nev. — August 11, 2009 — American Casino & Entertainment Properties, LLC (“ACEP”) and ACEP Finance Corp. (together, with ACEP, the “Issuers”), have priced an offering of $375 million aggregate principal amount of 11% senior secured notes due 2014. Gross proceeds, after taking into account original issue discount, will be $311,250,000. The Issuers intend to use the proceeds from the offering to repay the existing senior secured term loan of ACEP and as a result of the notes offering such senior secured term loan will be repaid in full.
The notes will be jointly, severally and unconditionally guaranteed by all the direct and indirect subsidiaries of ACEP, other than ACEP Finance Corp., and, subject to limited exceptions, current and future domestic subsidiaries of ACEP. The notes and guarantees will be secured by a first-priority security interest in substantially all of ACEP’s and the guarantors’ assets (other than capital stock of ACEP’s subsidiaries and certain other excluded assets). The Issuers expect the offering to close on August 14, 2009, subject to customary closing conditions.
The notes will be sold to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States in accordance with Regulation S under the Securities Act.
This press release does not constitute an offer to sell or the solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private offering memorandum. The notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
Statements contained in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. ACEP’s actual results may differ materially from those set forth in any forward-looking statements due to a number of risks, uncertainties and other factors, as described in ACEP’s filings with the SEC. ACEP does not assume any obligation to update its forward-looking statements.